Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2022 with respect to the consolidated financial statements of Amryt Pharma Plc included in the Annual Report on Form 20-F for the year ended December 31, 2021, which are incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton

Dublin, Ireland

May 11, 2022